Exhibit 99.1

Investor Contact:	Press Contact:
Frank Gordon	Brian Beades
212.810.5858	212.810.5596

BlackRock Kelso Capital Corporation Declares Regular Third Quarter Dividend of $0.43 per Share,
Announces June 30, 2008 Quarterly Financial Results and Share Repurchase Plan

New York, New York, August 7, 2008 - BlackRock Kelso Capital Corporation (NASDAQ:BKCC) (“BlackRock Kelso Capital” or the “Company”) announced today that its Board of Directors has declared a third quarter dividend of $0.43 per share payable on September 30, 2008 to stockholders of record as of September 15, 2008.

BlackRock Kelso Capital also announced financial results for the quarter ended June 30, 2008.

HIGHLIGHTS:

Investment Portfolio:  $1.15 billion
Net Assets:  $672 million
Net Asset Value per share:  $12.31

Portfolio Activity for the Quarter Ended June 30, 2008:
Cost of investments during period:  $80.0 million
Sales, repayments and other exits during period:  $23.5 million
Number of new portfolio companies invested:  2
Number of portfolio companies at end of period:  64

Operating Results for the Quarter Ended June 30, 2008 (in thousands, except per share amounts):
Net investment income:  $23,264
Net investment income per share:  $0.44
Net realized and unrealized losses:  ($11,404)
Net realized and unrealized losses per share:  ($0.21)
Net increase in net assets from operations:  $11,859
Net increase in net assets from operations per share:  $0.22

Portfolio and Investment Activity

During the three months ended June 30, 2008, we invested $80.0 million across 2 new and 3 existing portfolio companies.  This compares to investing $297.2 million across 10 new and 5 existing portfolio companies for the three months ended June 30, 2007.  Additionally, we received proceeds from sales/repayments of principal of approximately $23.5 million during the three months ended June 30, 2008, versus $166.5 million for the three months ended June 30, 2007.

At June 30, 2008, our net portfolio consisted of 64 portfolio companies and was invested 60% in senior secured loans, 31% in unsecured or subordinated debt securities, 5% in senior secured notes, 4% in equity investments and less than 1% in cash, cash equivalents and foreign currency.  This compares to 69% in senior secured loans, 21% in unsecured or subordinated debt securities, 3% in senior secured notes, 6% in equity investments and less than 1% in cash, cash equivalents and foreign currency at June 30, 2007.  Our average portfolio company investment by value was approximately $18.0 million at June 30, 2008, versus $18.3 million at June 30, 2007.  As of June 30, 2008, approximately $26.2 million par amount of loans were on non-accrual status.

Our weighted average yield on invested capital was 11.3% at June 30, 2008 and 12.5% at June 30, 2007, respectively.  The weighted average yields on our senior secured loans and other debt securities were 10.3% and 12.8%, respectively, at June 30, 2008, versus 12.2% and 13.4% at June 30, 2007.  Yields on invested capital exclude common equity investments, preferred equity investments with no stated dividend rate, short-term investments, cash, cash equivalents and foreign currency.

We continue to have substantial capital resources available to fund additional investments.  At June 30, 2008, we had $61.0 million available under our amended and restated senior secured, multi-currency credit facility.

Since our inception of operations in July 2005, we have invested in excess of $1.7 billion across more than 105 portfolio companies in transactions involving more than 65 financial sponsors.

Results of Operations

Results comparisons are for the three and six months ended June 30, 2008 and 2007.

Investment Income

Investment income totaled $34.9 million and $70.6 million, respectively, for the three and six months ended June 30, 2008, compared to $33.2 million and $58.3 million for the three and six months ended June 30, 2007.  The increase in investment income for the three and six months ended June 30, 2008 reflects the growth of our portfolio as a result of the deployment of debt capital under our credit facility and equity capital from our initial public offering in July 2007.  Many of our floating rate debt investments bear interest based on the London Interbank Offered Rate (LIBOR).  For the 2008 periods, investment income increased despite lower prevailing levels of LIBOR compared to the prior periods, as fixed rate instruments as a percentage of our debt investments increased to 52% at June 30, 2008 from 36% at June 30, 2007.  Origination, closing and/or commitment fees associated with investments in portfolio companies are accreted into interest income over the respective terms of the applicable loans.

Expenses

Net expenses for the three and six months ended June 30, 2008 were $11.6 million and $24.1 million, respectively, versus $15.8 million and $26.9 million for the three and six months ended June 30, 2007.  Of these totals, for the three and six months ended June 30, 2008, $4.3 million and $9.5 million, respectively, were interest and other credit facility expenses, versus $5.4 million and $9.1 million for the three and six months ended June 30, 2007.   In addition, $5.8 million and $9.5 million of performance-based incentive fees were included in these totals for the three and six months ended June 30, 2007, respectively.  There were no incentive fees for the three and six months ended June 30, 2008.  Expenses net of performance-based incentive fees and interest and other credit facility expenses for the three and six months ended June 30, 2008 were $7.3 million and $14.6 million, respectively, versus $5.7 million and $10.3 million for the three and six months ended June 30, 2007.  Net expenses for the three and six months ended June 30, 2007 were net of base management fee waivers of $1.1 million and $2.1 million, respectively, which terminated upon the completion of our IPO in 2007.  These net expenses consist of base management fees (net of waivers), administrative services expenses, professional fees, director fees, investment advisor expenses, insurance expenses, amortization of debt issuance costs and miscellaneous other expenses.  The increase in expenses was driven primarily by an increase in base management fees resulting from the growth of our portfolio and an increase in other general and administrative expenses.

Net Investment Income

Net investment income totaled $23.3 million and $46.5 million, or $0.44 per share and $0.88 per share, respectively, for the three and six months ended June 30, 2008.  For the three and six months ended June 30, 2007, net investment income totaled $17.4 million and $31.4 million, or $0.42 per share and $0.79 per share, respectively.

Net Realized Gains (Losses)

Total net realized gains (losses) for the three and six months ended June 30, 2008 were ($1.5) million and ($1.3) million, respectively, compared to $0.5 million and $0.3 million for the three and six months ended June 30, 2007.  The losses are primarily a result of forward currency contracts used to hedge our investments denominated in foreign currencies.

Net Unrealized Depreciation

For the three and six months ended June 30, 2008, the net change in unrealized depreciation on the Company’s investments and foreign currency translation was ($9.9) million and ($72.8) million, respectively, versus ($5.2) million and ($2.0) million for the three and six months ended June 30, 2007.  Net unrealized depreciation was ($130.3) million at June 30, 2008 and ($0.6) million at June 30, 2007.  The net change in unrealized depreciation was primarily a result of declines in market quotations for the quoted investments in our portfolio, as well as reductions in the valuations of several unquoted investments, including Tygem Holdings, Inc. We believe the declines in valuations of our investments are due primarily to instability of the credit markets and changes in the current interest rate environment.  The unrealized depreciation on investments does not have an impact on our current ability to pay distributions to stockholders.

Net Change in Net Assets from Operations

For the three and six months ended June 30, 2008, the net change in net assets from operations was $11.9 million and ($27.6) million, or $0.22 per share and ($0.52) per share, respectively, compared to $12.6 million and $29.7 million, or $0.31 per share and $0.75 per share, for the three and six months ended June 30, 2007.

Liquidity and Capital Resources

At June 30, 2008, we had $484 million in borrowings outstanding and $61 million available for use under our $545 million credit facility, which matures in December 2010.

On January 14, 2008, we filed a Form N-2 registration statement with the SEC that would permit us, after it is declared effective by the SEC, to offer, from time to time, up to $1 billion of our common stock, preferred stock, debt securities, warrants representing rights to purchase shares of our common stock, preferred stock or debt securities and subscription rights.

In the future, we may raise additional equity or debt capital in the public or private markets or may securitize a portion of our investments.  The primary use of such funds is expected to be investments in portfolio companies, cash distributions to common stockholders and for other general corporate purposes.

Dividends

Dividends paid to stockholders for the three and six months ended June 30, 2008 totaled $22.9 million, or $0.43 per share, and $45.6 million, or $0.86 per share, respectively.  For the three and six months ended June 30, 2007, dividends paid totaled $16.8 million, or $0.42 per share, and $33.2 million, or $0.84 per share, respectively.  Tax characteristics of all dividends will be reported to stockholders on Form 1099 after the end of the calendar year.

We maintain an “opt out” dividend reinvestment plan for our common stockholders. As a result, if we declare a dividend, stockholders’ cash dividends will be automatically reinvested in additional shares of our common stock, unless they specifically “opt out” of the dividend reinvestment plan so as to receive cash dividends.  Dividends reinvested pursuant to our dividend reinvestment plan totaled $17.2 million for the six months ended June 30, 2008, versus $16.8 million and $48.8 million for the six months ended June 30, 2007.  Pursuant to our dividend reinvestment plan, the dividend reinvestment price for the dividend paid to stockholders on June 30, 2008 was 95% of the closing market price of our common stock on that date, or $8.987 per common share, which was less than our net asset value.  Reinvestment at this price resulted in a dilution of our net asset value of approximately $0.09 per share at June 30, 2008.

We have elected to be taxed as a regulated investment company under Subchapter M of the Internal Revenue Code. To maintain our status as a regulated investment company, we must distribute annually to our stockholders at least 90% of our investment company taxable income and at least 98% of our income (both ordinary income and net capital gains) to avoid an excise tax.  We intend to make distributions to our stockholders on a quarterly basis of substantially all of our taxable net investment income.  We also intend to make distributions of net realized capital gains, if any, at least annually.

We may not be able to achieve operating results that will allow us to make dividends and distributions at a specific level or to increase the amount of these dividends and distributions from time to time. In addition, we may be limited in our ability to make dividends and distributions due to the asset coverage test for borrowings when applicable to us as a business development company under the Investment Company Act of 1940 and due to provisions in our credit facilities. If we do not distribute a certain percentage of our income annually, we will suffer adverse tax consequences, including possible loss of our status as a regulated investment company. We cannot assure stockholders that they will receive dividends and distributions at any particular level or at all.

With respect to the dividends paid to stockholders, income from origination, structuring, closing, commitment and other upfront fees associated with investments in portfolio companies we receive is treated as taxable income and accordingly, distributed to stockholders.  For the three and six months ended June 30, 2008, these fees totaled $1.7 million and $2.6 million, respectively.  For the three and six months ended June 30, 2007, such fees totaled $2.5 million and $3.8 million, respectively.

Share Repurchase Plan

BlackRock Kelso Capital also announced that its Board of Directors has approved a share repurchase plan.  Under this plan, the Company may repurchase up to 2.5% of its outstanding shares of common stock from time to time in open market or privately negotiated transactions.  The repurchase program does not obligate the Company to acquire any specific number of shares and may be discontinued at any time.

The Company intends to fund the repurchases with available cash.  The repurchase plan is expected to be in effect through the earlier of June 30, 2009 or until the approved number of shares have been repurchased.

Conference Call

BlackRock Kelso Capital will host a web cast/teleconference call at 5:00 p.m. (Eastern Time) on Thursday, August 7, 2008 to discuss its second quarter 2008 financial results.  All interested parties are welcome to participate.  You can access the teleconference by dialing, from the United States, (800) 374-0176, or from outside the United States, (706) 679-3431, shortly before 5:00 p.m. and referencing the BlackRock Kelso Capital Corporation Conference Call (ID Number 57348765).  A live, listen-only web cast will also be available via the investor relations section of www.blackrockkelso.com.

Both the teleconference and web cast will be available for replay by 8:00 p.m. on Thursday, August 7, 2008 and ending at midnight on Thursday, August 14, 2008.  To access the replay of the teleconference, callers from the United States should dial (800) 642-1687 and callers from outside the United States should dial (706) 645-9291 and enter the Conference ID Number 57348765.  To access the web cast, please visit the investor relations section of www.blackrockkelso.com.

BlackRock Kelso Capital Corporation

 Statements of Assets and Liabilities

	June 30, 2008 (Unaudited)	December 31, 2007
Assets:
Investments at fair value:
Non-controlled, non-affiliated investments (amortized cost of $1,173,150,993 and $1,049,585,229)	$1,083,393,638	$1,018,013,709
Non-controlled, affiliated investments (amortized cost of $64,201,439 and $66,907,657)	56,441,006	65,412,682
Controlled investments (amortized cost of $42,449,140 and $38,881,854)	9,374,448	14,834,395
Total investments at fair value	1,149,209,092	1,098,260,786
Cash and cash equivalents	4,731,097	5,077,695
Foreign currency at fair value (cost of $204,243 and $10,291)	204,179	10,864
Net unrealized appreciation on forward foreign currency contracts	249,248	—
Interest receivable	13,485,419	14,260,266
Dividends receivable	2,695,021	1,796,615
Prepaid expenses and other assets	1,849,822	2,414,954
Total Assets	$1,172,423,878	$1,121,821,180

Liabilities:
Payable for investments purchased	$8,700,000	$—
Net unrealized depreciation on forward foreign currency contracts	—	451,944
Credit facility payable	484,000,000	381,300,000
Interest payable on credit facility	331,558	1,508,277
Dividend distributions payable	—	3,310,606
Base management fees payable	5,583,589	5,606,213
Accrued administrative services	282,464	361,118
Other accrued expenses and payables	1,340,156	1,091,153
Total Liabilities	500,237,767	393,629,311

Net Assets:
Common stock, par value $.001 per share, 100,000,000 and 40,000,000 common shares authorized, 54,624,543 and 52,825,109 issued and outstanding	54,625	52,825
Paid-in capital in excess of par	807,607,772	790,378,102
Distributions in excess of net investment income	(4,556,801)	(5,411,353)
Accumulated net realized gain (loss)	(583,303)	729,635
Net unrealized depreciation	(130,336,182)	(57,557,340)
Total Net Assets	672,186,111	728,191,869
Total Liabilities and Net Assets	$1,172,423,878	$1,121,821,180
Net Asset Value Per Share	$12.31	$13.78

BlackRock Kelso Capital Corporation

Statements of Operations (Unaudited)

	Three months ended June 30, 2008	Three months ended June 30, 2007*	Six months ended June 30, 2008	Six months ended June 30, 2007*
Investment Income:
From non-controlled, non-affiliated investments:
Interest	$32,528,115	$31,254,332	$65,616,322	$54,831,984
Dividends	303,589	137,746	784,703	175,242
Other income	1,750	5,000	2,296	18,495
From non-controlled, affiliated investments:
Interest	1,153,761	543,452	2,354,325	819,083
Dividends	342,530	126,667	737,050	126,667
From controlled investments:
Interest	544,191	924,581	1,073,757	1,849,556
Dividends	—	215,787	—	438,768
Total investment income	34,873,936	33,207,565	70,568,453	58,259,795

Expenses:
Base management fees	5,583,589	4,534,551	11,150,449	8,227,626
Incentive management fees	—	5,831,674	—	9,524,323
Administrative services	311,998	259,773	605,433	478,476
Professional fees	240,141	396,195	838,471	542,786
Director fees	98,235	66,667	192,735	130,172
Investment advisor expenses	263,951	194,174	538,849	390,267
Insurance	138,853	48,844	276,436	89,775
Interest and credit facility fees	4,292,574	5,434,516	9,506,631	9,149,321
Amortization of debt issuance costs	167,230	82,264	333,425	144,969
Other	513,772	134,372	648,424	266,441
Expenses before management fee waiver	11,610,343	16,983,030	24,090,853	28,944,156
Base management fee waiver	—	(1,133,638)	—	(2,056,907)
Net expenses	11,610,343	15,849,392	24,090,853	26,887,249
Net Investment Income	23,263,593	17,358,173	46,477,600	31,372,546

Realized and Unrealized Gain (Loss):
Net realized gain (loss):
Non-controlled, non-affiliated investments	122,229	647,015	126,639	669,042
Non-controlled, affiliated investments	88,830	—	112,783	—
Foreign currency	(1,729,512)	(177,828)	(1,552,360)	(392,730)
Net realized gain (loss)	(1,518,453)	469,187	(1,312,938)	276,312
Net change in unrealized appreciation or depreciation on:
Non-controlled, non-affiliated investments	(8,263,289)	(393,538)	(58,185,837)	2,717,064
Non-controlled, affiliated investments	470,657	(79,234)	(6,265,458)	(12,524)
Controlled investments	(3,678,763)	(5,139,175)	(9,027,233)	(5,139,175)
Foreign currency translation	1,585,589	408,120	699,686	437,590
Net change in unrealized appreciation or depreciation	(9,885,806)	(5,203,827)	(72,778,842)	(1,997,045)
Net realized and unrealized gain (loss)	(11,404,259)	(4,734,640)	(74,091,780)	(1,720,733)
Net Increase (Decrease) in Net Assets Resulting from Operations	$11,859,334	$12,623,533	$(27,614,180)	$29,651,813
Net Investment Income Per Share	$0.44	$0.42	$0.88	$0.79
Earnings (Loss) Per Share	$0.22	$0.31	$(0.52)	$0.75
Basic and Diluted Weighted-Average Shares Outstanding	53,289,838	40,968,979	53,059,946	39,741,957

* Certain amounts have been reclassified to conform to the current period’s presentation.

About BlackRock Kelso Capital Corporation

BlackRock Kelso Capital Corporation is a business development company formed in early 2005 by its management team, BlackRock, Inc. and principals of Kelso & Company, to provide debt and equity capital to middle-market companies.

The Company's investment objective is to generate both current income and capital appreciation through debt and equity investments.  The Company invests primarily in middle-market companies in the form of senior and junior secured and unsecured debt securities and loans, each of which may include an equity component, and by making direct preferred, common and other equity investments in such companies.
Forward-Looking Statements

This press release, and other statements that BlackRock Kelso Capital may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Kelso Capital’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions. The information contained on our website is not a part of this press release.

BlackRock Kelso Capital cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock Kelso Capital assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Kelso Capital's Securities and Exchange Commission (“SEC”) reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the ability of our portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the ability of the Advisor to locate suitable investments for us and to monitor and administer our investments; (11) the ability of the Advisor to attract and retain highly talented professionals; (12) fluctuations in foreign currency exchange rates; and (13) the impact of changes to tax legislation and, generally, our tax position.

BlackRock Kelso Capital’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Kelso Capital’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockkelso.com

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